Exhibit 23.1

CONSENT OF STONEFIELD JOSEPHSON, INC.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following previously filed Registration Statements of PureDepth, Inc.:

(1)        Registration Statement (Form S-8 Nos. 333-139884 and  333-145890) of PureDepth, Inc.;
(2)        Registration Statement (Form SB-2 No. 333-134571) of PureDepth, Inc.;

of our report dated April 29, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph raising substantial doubt about the entity’s ability to continue as a going concern), with respect to the consolidated financial statements of PureDepth, Inc., for the year ended January 31, 2008 included in this Annual Report (Form 10-KSB).

/s/ Stonefield Josephson, Inc.

San Francisco, California
April 29, 2008